                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 8-K
                                 CURRENT REPORT
Pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of Earliest Event Reported): March 1, 1995
                             CONE MILLS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        North Carolina                      1-3634                   56-0367025
(STATE OR OTHER JURISDICTION OF    (COMMISSION FILE NUMBER)       (I.R.S. EMPLOYER
        INCORPORATION)                                          IDENTIFICATION NO.)

1201 Maple Street, Greensboro, North Carolina        27405
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)       (ZIP CODE)

Registrant's Telephone Number, Including Area Code: (910) 379-6246

ITEM 5. OTHER EVENTS.
     The following consolidated financial statements of the Registrant and related notes and management's discussion and analysis are filed herewith on the pages indicated.

                                                                                                                          PAGES
Management's Discussion and Analysis of Results of Operations and Financial Condition..................................      2
Independent Auditor's Report...........................................................................................    F-1
Consolidated Statements of Income for the years ended January 1, 1995, January 2, 1994 and January 3, 1993.............    F-2
Consolidated Balance Sheets as of January 1, 1995 and January 2, 1994..................................................    F-3
Consolidated Statements of Stockholders' Equity for the years ended January 1, 1995, January 2, 1994 and January 3,
  1993.................................................................................................................    F-4
Consolidated Statements of Cash Flows for the years ended January 1, 1995, January 2, 1994 and January 3, 1993.........    F-5
Notes to Consolidated Financial Statements.............................................................................    F-6

ITEM 7.
     The following exhibits are filed in connection with this report.

EXHIBIT NO.                                                  DESCRIPTION
    2.1       Amendment to Receivables Purchase Agreement dated April 4, 1994 between the Registrant and Delaware
              Funding Corporation
    2.2       Amendment to Receivables Purchase Agreement dated June 7, 1994 between the Registrant and Delaware Funding
              Corporation
    2.3       Amendment to Receivables Purchase Agreement dated June 30, 1994 between the Registrant and Delaware
              Funding Corporation
    2.4       Amendment to Receivables Purchase Agreement dated November 15, 1994 between the Registrant and Delaware
              Funding Corporation
    4.1       Amended and Restated Credit Agreement dated November 18, 1994, among the Registrant, various banks and
              Morgan Guaranty Trust Company of New York, as Agent
    4.2       Letter Agreement dated September 11, 1992, amending the Note Agreement dated August 13, 1992 between the
              Registrant and The Prudential Insurance Company of America
    4.3       Letter Agreement dated July 19, 1993, amending the Note Agreement dated August 13, 1992 between the
              Registrant and The Prudential Insurance Company of America
    4.4       Letter Agreement dated June 30, 1994, amending the Note Agreement dated August 13, 1992 between the
              Registrant and The Prudential Insurance Company of America
    4.5       Letter Agreement dated November 14, 1994, amending the Note Agreement dated August 13, 1992 between the
              Registrant and The Prudential Insurance Company of America
   23.1       Consent of McGladrey & Pullen, LLP

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
OVERVIEW
     The operating results and financial condition of Cone have been influenced by a number of external factors and Company initiatives. The principal influences have been domestic cotton costs, the general business cycle, international apparel and fabric trade developments, and strategic changes in the Company's business and capital structure.
     COTTON COSTS. Management believes that the most significant factor affecting operating margins has been the price of cotton, the Company's principal raw material. Cotton prices fluctuate with the balance of supply and demand and, since cotton is an agricultural product, its supply and quality are subject to the forces of nature. World cotton prices began to rise in late 1993, throughout 1994 and into 1995, primarily as a result of cotton crop declines in Pakistan, India and China due to weather, disease and insects. Consequently, mill delivered cotton prices per pound rose from the lower $.60's in 1992 and 1993 to the upper $.70's in 1994 and into the mid $.80's during early 1995.
     The Company has purchased cotton from suppliers at fixed prices for delivery throughout 1995. Although these fixed prices compare favorably with those of the present spot market, the significant increase in the price of cotton since late 1994 will cause a reduction in profit margins in 1995. While the Company was unable to increase prices in its major product lines during the first half of 1994, moderate price increases were effected for the second half of 1994 and first quarter 1995. Margins will be affected by the strength of demand for the Company's products and the resulting impact on improved pricing, cotton and other raw material costs, and productivity improvement programs.
     GENERAL BUSINESS CYCLE. The Company's operating results are closely related to the general business cycle of the U.S. economy. Management believes the U.S. economy is currently in the mature phase of the economic cycle, when the demand for home furnishings and consumer durables typically grows at a higher rate than demand for apparel products, which is usually strongest in the earlier phases of a recovery. When apparel demand growth rates change during an economic cycle, adjustments to inventories and production levels often occur. In early 1994, despite continued strong demand at retail, denim inventories experienced an inventory imbalance in the softgoods pipeline. The pipeline supply and demand imbalance was corrected by the second half of 1994.
     The external factors discussed above are reflected in the Company's recent quarterly net sales. All quarters had 13 weeks except the fourth quarter of 1992 which had 14 weeks.

                                                                 1994      1993      1992
                                                                      (IN MILLIONS)
Net Sales:
  1st Quarter................................................   $195.9    $195.0    $174.2
  2nd Quarter................................................    201.7     202.5     182.6
  3rd Quarter................................................    203.5     192.7     170.5
  4th Quarter................................................    205.1     179.0     178.1
     Total...................................................   $806.2    $769.2    $705.4

     TRADE DEVELOPMENTS. The Company's operating results have been influenced by U.S. trade policy, which has allowed gains in market share by foreign-produced, labor-intensive garments over the past decade. This has caused U.S. manufacturers of fabrics used in these labor-intensive garments to have excess capacity, which has resulted in increased competition and reduced margins for U.S. manufacturers of commodity-type goods. In December 1994, Congress approved implementing legislation for the Uruguay Round world trade accord under the General Agreement on Tariffs and Trade ("GATT"). As a result, quotas will be phased out and tariffs outside of the U.S. on textile and apparel products will be substantially reduced over a period of 10 years. U.S. tariffs on these products will be reduced slightly. The passage of the North American Free Trade Agreement ("NAFTA") has essentially eliminated all quotas and tariffs on the Company's products throughout Canada and Mexico. In response to this environment, the Company has focused on high-margin and low-labor content businesses in which it believes it is internationally competitive.
                                       2

     STRATEGIC INITIATIVES. The Company has adopted a growth strategy aimed at entering new markets that utilize manufacturing technologies related to existing Cone strengths. For example, in 1993, the Company positioned itself to supply markets more efficiently and effectively with basic denim products through the purchase of a 20% equity ownership interest in CIPSA for approximately $24 million and the formation of a joint venture with CIPSA to construct a modern denim plant in Mexico. The joint venture partners will invest approximately $50 million in equity in the venture, with each partner providing one-half of the investment. Capital requirements for the joint venture will primarily occur in 1995. The joint venture also obtained a $63 million credit facility from a Mexican bank. This facility is not guaranteed by Cone or by CIPSA.
     In 1994, the Company further implemented its growth strategy by acquiring substantially all of the assets of Golding Industries, Inc., consisting primarily of the Raytex division, for a purchase price of $57.6 million in cash and the assumption of $6.0 million in liabilities. Raytex is a leading commission printer of wide fabrics used primarily in home furnishings products and uses technologies similar to Cone's Carlisle facility, which also prints and finishes decorative fabrics.
     As part of its strategy, the Company has made significant capital expenditures in recent years and plans to spend a total of $62 million in fiscal 1995, including $15 million for a new plant to weave jacquard pattern fabrics for home furnishings customers. In January 1995, the Company also purchased substantially all of the assets of Greeff Fabrics, Inc., a small but well known designer and distributor of high-end decorative fabrics to interior designers and specialty retailers in the U.S. and the United Kingdom. The new jacquard pattern fabrics plant and Greeff Fabrics, Inc. will be part of the Cone Decorative Fabrics Division formed in January 1995.
SEGMENT INFORMATION
     Cone operates in two principal business segments, apparel fabrics and home furnishings products. The following table sets forth certain net sales and operating income information regarding these segments for 1994 and 1993, both of which contained 52 weeks, and 1992, which contained 53 weeks.

                                                                     1994                  1993                  1992
                                                                               (DOLLAR AMOUNTS IN MILLIONS)
Net Sales
  Apparel.................................................     $600.5      74.5%     $575.8      74.9%     $520.0      73.7%
  Home Furnishings........................................      205.7      25.5       193.4      25.1       185.4      26.3
     Total................................................     $806.2     100.0%     $769.2     100.0%     $705.4     100.0%
Operating Income (1)
  Apparel.................................................     $ 47.5       7.9%     $ 68.8      12.0%     $ 67.4      13.0%
  Home Furnishings........................................       19.0       9.2        19.5      10.1        16.3       8.8

(1) Operating income excludes general corporate expenses. Percentages reflect operating income as a percentage of segment net sales.
RESULTS OF OPERATIONS
  FIFTY-TWO WEEKS ENDED JANUARY 1, 1995 COMPARED WITH FIFTY-TWO WEEKS ENDED JANUARY 2, 1994
     Net sales for 1994 were $806.2 million, up 4.8% from 1993 net sales of $769.2 million. Income before the cumulative effect of adoption of SFAS No. 112 was $36.2 million, or $1.20 per share after preferred dividends, as compared with $49.6 million, or $1.68 per share, for 1993. Included in the 1994 results was a net gain of $.4 million, or $.01 per share, arising from the final disposal of assets of the Company's discontinued operations. During the first quarter of 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," which resulted in an after-tax, non-cash charge of $1.2 million, or $.04 per share, and reduced net income to $1.16 per share for the year of 1994. Net income for 1994 was $35.0 million as compared with $49.6 million for 1993.
     Gross profit (net sales less cost of sales and depreciation) as a percentage of net sales was 17.4% in 1994 as compared with 20.7% for 1993. The decline resulted primarily from the inability to raise denim prices to cover higher cotton costs, higher unit production costs associated with operating denim facilities at less than capacity during the first six months of 1994, and a higher proportion of the mix in lower margin speciality sportswear fabrics and polyurethane foam products as a result of stronger sales of those products.
                                       3

          APPAREL FABRICS. Apparel fabrics net sales were $600.5 million for 1994, an increase of 4.3% from 1993. The higher sales were due to increased sales volume. Overall, apparel fabric segment sales benefited from increases in specialty sportswear sales, primarily flannel shirtings, and to a lesser extent, increases in heavyweight denim sales. Average prices adjusted for product mix changes were essentially unchanged. Apparel fabrics export sales for 1994 were up 8.8% to $135.9 million from $124.9 million in 1993.
          Operating margins in 1994 for the apparel fabrics segment were 7.9% of net sales compared with 12.0% for 1993. Margins were lower in 1994 because of the decline in denim earnings as discussed above.
          HOME FURNISHINGS. Home furnishings net sales were $205.7 million in 1994, an increase of 6.3% from 1993. Operating income for 1994 was $19.0 million, a decrease of 2.6% from 1993. Sales and operating income for the home furnishings fabrics product group were down in 1994 as the Company continued to experience weak decorative print fabric markets. Olympic's polyurethane product sales were up in 1994 as the division experienced stronger sales in automotive markets, but operating income was down as margins on commodity furniture foam and carpet underlay continued to be weak and as the division absorbed start-up costs associated with new product ventures.
          Export sales of home furnishings products were $5.8 million in 1994 as compared with $7.1 million in 1993. Export sales were impacted by poor economic conditions in European markets.
     Total Company selling and administrative expenses were $77.8 million, or 9.7% of net sales, for 1994 as compared with $73.3 million, or 9.5% of net sales, for 1993. Expenses in 1994 were impacted by higher salary and benefit costs and costs associated with expansion initiatives.
     Interest expense for 1994 increased $1.0 million compared to 1993, primarily the result of a $.4 million interest charge on the settlement of 1990 and 1991 income taxes by the Internal Revenue Service, higher interest rates and additional borrowings associated with expansion initiatives.
     Income taxes as a percentage of taxable income was 35.6% in 1994 compared with 37.6% in 1993. The 1993 rate was higher primarily as the result of the one time impact on deferred taxes of a federal tax rate increase. Both periods reflect tax benefits resulting from operation of the Company's foreign sales corporation.
  FIFTY-TWO WEEKS ENDED JANUARY 2, 1994 COMPARED WITH FIFTY-THREE WEEKS ENDED JANUARY 3, 1993
     Following a U.S. cyclical recovery from mid-1991 through the end of 1992, the rate of growth in the domestic softgoods sector began to decline and retailers and softgoods manufacturers began to report mixed results during 1993. Despite these general economic conditions, Cone had record sales and income from continuing operations in 1993. In the apparel fabrics segment, sales were up substantially, primarily as a result of growth in denims and flannel shirtings. The Company also benefited from expanding apparel fabrics export sales. Home furnishings segment sales increased because of sales growth at Carlisle Finishing, arising primarily from market share gains, and the Company's real estate division, Cornwallis Development Co.
     Net sales for 1993 were $769.2 million, an increase of $63.8 million, or 9.0% from 1992 net sales of $705.4 million. Gross profit (net sales less cost of sales and depreciation) as a percentage of net sales was 20.7% for both 1993 and 1992. Income from operations increased 9.0% to $85.6 million for 1993. The Company's 1993 net income was $49.6 million, or $1.68 per share of Common Stock after preferred dividends. Net income for 1993 included $2.4 million of increased taxes resulting from the 1993 change in federal tax rates. The per-share impact of those increased taxes was $.09.
     For comparison, Cone reported net income of $43.4 million, or $1.59 per share, for 1992, which included an after tax benefit of $2.2 million related to an income tax refund, a $2.0 million extraordinary expense related to the early extinguishment of debt, and for the first six months of 1992, outstanding shares did not include 6.9 million shares issued in the Company's mid-1992 initial public offering.
          APPAREL FABRICS. Apparel fabrics net sales were $575.8 million for 1993, an increase of 10.7% from 1992. The improved sales resulted from increased sales volume and, to a lesser extent, higher prices. Average prices adjusted for product mix changes were up approximately three percent. Apparel fabrics export sales for 1993 were up 18.8% to $124.9 million, as compared with $105.2 million for 1992.
          Operating margins for the apparel fabrics segment were 12.0% of net sales for 1993 as compared with 13.0% for 1992. Margins as a percent of sales were down slightly as a result of a shift in mix to lower margin specialty sportswear
                                       4
     fabrics and, to a lesser extent, increased depreciation expense. Average cotton costs were up by approximately two percent for 1993 as compared with 1992.
          HOME FURNISHINGS. For 1993, net sales of $193.4 million for the home furnishings segment increased $8.0 million, or 4.3%, and operating income increased $3.2 million, or 19.3% , compared with 1992. All product groups of the home furnishings segment had higher sales in 1993.
          Export sales of home furnishings products were $7.1 million in 1993 compared with $8.6 million in 1992. These export sales were impacted by poor economic conditions in European and Japanese markets.
          In 1993, operating margins for the home furnishings segment improved to 10.1% of net sales compared with 8.8% for 1992. The increase was primarily the result of improved operating performance at Olympic Products and higher sales and improved sales mix of real estate operations.
     Total Company selling and administrative expenses increased from $67.6 million, or 9.6% of sales, for 1992 to $73.3 million, or 9.5% of sales, for 1993. The increase in expenses was primarily the result of the redeployment of people previously charged to discontinued lines to support expanding sportswear and denim businesses, increases in salaries and benefits costs and, to a lesser extent, expenses associated with the secondary offering in early 1993 of common stock held by certain institutional shareholders of the Company.
     Interest expense for 1993 decreased $4.0 million as compared with 1992 because of reduced borrowing levels and, to a lesser extent, lower interest rates. For 1993 interest income was $2.1 million lower than 1992 levels because of the interest associated with an income tax refund in the first quarter of 1992. Other income in 1993 of $.3 million represented the income from the Company's 20% investment in CIPSA.
     Income taxes as a percentage of taxable income was 37.6% in 1993 compared with 35.3% in 1992. The effective tax rate for 1993 was higher than the previous year primarily because of the 1993 increase in federal statutory tax rates. Both periods reflect tax benefits resulting from operations of the Company's foreign sales corporation.
LIQUIDITY AND CAPITAL RESOURCES
     The Company's principal long-term capital sources are a $75 million Note Agreement with The Prudential Insurance Company of America (the "Term Loan") and stockholders' equity. Primary sources of liquidity are internally generated funds, a $80 million Credit Agreement with a group of banks with Morgan Guaranty Trust Company of New York ("Morgan Guaranty") as Agent Bank (the "Revolving Credit Facility"), and a $50 million Receivables Purchase Agreement (the "Receivables Purchase Agreement") with Delaware Funding Corporation, an affiliate of Morgan Guaranty. The Receivables Purchase Agreement was increased from $40 million in the second quarter of 1994 and the Revolving Credit Facility from $60 million in the fourth quarter of 1994. On January 1, 1995, the Company had funds available of $31.0 million under its Revolving Credit Facility.
     The Term Loan is unsecured and bears interest at a fixed annual rate of 8%, with required principal payments beginning in August 1996 until final maturity on August 13, 2002. The Revolving Credit Facility is unsecured and provides for a floating rate of interest based, at the Company's election, on the agent's base rate, the Certificate of Deposit rate or LIBOR plus a margin determined by the Company's capital structure, or at a rate determined through a competitive bid process. The Company intends to repay all borrowings outstanding under the Revolving Credit Facility, which is scheduled to expire on August 13, 1997, with a portion of the net proceeds from the sale of the Debentures offered hereby. See "Use of Proceeds." Amounts repaid under the Revolving Credit Facility will remain available. Under the Receivables Purchase Facility, which is extendable to August 13, 1997, the cost of receivables sold by Cone is the commercial paper rate plus 55 basis points calculated for the period of time from the sale of a receivable until its payment date. The resulting cost on the sale of receivables is included in cost of sales.
     During 1994, the Company generated $55.3 million in funds from operating activities, including $59.0 million from net income adjusted for noncash depreciation and amortization expenses, partially offset by increased working capital requirements, primarily increases in trade receivables. Major uses of cash during this period included $37.5 million for capital expenditures, $57.6 million for the acquisition of the assets of the Raytex commission print operation and $9.6 million for investment in CIPSA and the related joint venture. Funding came primarily from operating cash flow, the Revolving Credit Facility, and the additional sale of accounts receivable to support working capital needs.
     During 1993, Cone generated $57.2 million in funds from operating activities, including $71.0 million from net income adjusted for noncash depreciation and amortization expenses, partially offset by increased working capital requirements,
                                       5
primarily resulting from reductions of accounts payable and accrued expenses. Major uses of cash during this period included $38.7 million for capital expenditures and $3.1 million for preferred stock dividends. Cone purchased 20% of CIPSA for approximately $24 million and began construction of the joint venture denim plant with CIPSA. The investment in the joint venture was $2.3 million for 1993. Funding for these cash uses came primarily from operating cash flow and cash available at the beginning of the period.
     On January 1, 1995, the Company's long-term capital structure consisted of $126.1 million of long-term debt and $236.9 million of stockholders' equity. For comparison, at January 2, 1994 the Company had $77.2 million of long-term debt and $210.0 million of stockholders' equity. Long-term debt (including current maturities of long-term debt) as a percentage of long-term debt and stockholders' equity was 35% on January 1, 1995, compared with 27% at January 2, 1994. The Company accounts for investments in unconsolidated affiliated companies using the equity method on a one quarter delay basis. In December 1994, the Mexican government devalued the peso and allowed it to trade freely against the U.S. dollar resulting in a substantial decline in value of the peso versus the U.S. dollar. On January 1, 1995, the peso was trading at 4.94 pesos per U.S. dollar versus an exchange rate of approximately 3.45 prior to the devaluation. If an exchange rate of 4.94 had been used in the Company's financial statements, the currency translation adjustment would have been a $7.8 million (net of income tax benefit) reduction of stockholders' equity at the end of 1994. The reduction in stockholders' equity is a noncash adjustment.
     Accounts receivable on January 1, 1995 were $56.7 million, up from $44.2 million at year-end 1993. At the end of fiscal 1994, the Company had sold $50 million of accounts receivable, an increase of $15 million from the amount sold at the end of fiscal 1993. Receivables, including those sold pursuant to the Receivables Purchase Agreement, represented 49 days of sales outstanding at year-end 1994 compared with 41 days at year-end 1993, as fewer payments were made in advance of due date.
     Inventories on January 1, 1995, were $149.4 million, down $2.7 million from year-end 1993 levels of $152.1 million.
     Capital spending in 1994 was $37.5 million and included expansion and upgrading of yarn preparation facilities, new weaving machines, and a new fiber production line at Olympic Products.
     Capital spending in 1995 is expected to be $62 million, including $15 million for the new jacquard plant. Other projects include new weaving machines that replace 1970's vintage weaving machines, additional dyeing capacity to increase production flexibility, an additional screen printing machine and approximately $6 million for computers, software and information systems. Approximately $3.1 million of the budgeted capital expenditures for 1995 had been committed at year-end 1994. In addition to capital expenditures, the Company expects to spend approximately $22 million for completion of its investment in the Mexican joint venture plant.
FINANCIAL OUTLOOK AND STRATEGY
     Beginning in 1992, Cone benefited from favorable apparel fabric markets characterized by increasing prices and volume in both domestic and international denim markets and the rapid expansion of sportswear fabrics markets. While first half 1994 sales did not grow due to short-term denim inventory adjustments in the softgoods pipeline, second half 1994 operations experienced accelerated growth, and the Company believes that demographic trends and other market developments continue to present favorable long-term opportunities for growth. Operating income was lower in 1994 than in 1993 and the Company does not anticipate improvement in operating income in the first half of 1995. However, based on apparel fabric order backlogs at the end of fiscal 1994, the Company expects increased net sales in the first half of 1995.
     In addition to the Company's plans to maintain modern manufacturing facilities through capital reinvestment, the Company has set priorities for the use of cash flow and debt capacity. Cone's first priority is international denim manufacturing and marketing opportunities. In 1993, the Company purchased a 20% ownership in CIPSA, and signed agreements with CIPSA providing for the formation of a joint venture as described above. Cone's second priority for cash flow and debt capacity is acquisitions in related home furnishings product lines. The acquisition of Raytex and Greeff are results of this strategy. The Company also from time to time reviews and will continue to review acquisitions and other investment opportunities (some of which may be material to the Company) that permit Cone to add value through its manufacturing and marketing expertise. However, the Company currently has no agreement, arrangement or understanding to make any such acquisition or investment.
     Other potential uses of cash include common stock repurchases, the reduction of outstanding preferred stock, or cash dividends, depending on the expected benefits to shareholders. On February 17, 1994, the Board of Directors of the Company authorized the repurchase, from time to time, of up to 2.5 million shares of the Company's outstanding common stock in
                                       6
open market transactions. As of February 1, 1995, 385,400 shares had been repurchased in open market transactions and future repurchase decisions will be based on the Company's expected capital structure, alternative investment opportunities, and the market price of the common stock.
     The Company believes that the net proceeds from the sale of the Debentures offered hereby, together with its internally generated operating funds and funds available under its existing credit facilities, will be sufficient to meet its working capital, capital spending, possible stock repurchases, and financing commitment needs for the foreseeable future.
REGULATORY MATTERS
     Federal, state and local regulations relating to the workplace and the discharge of materials into the environment are continually changing; therefore, it is difficult to gauge the total future impact of such regulations on the Company. Existing government regulations are not expected to cause a material change on the Company's competitive position, operating results or planned capital expenditures. Cone has an active environmental committee which fosters protection of the environment and compliance with laws.
LEGAL PROCEEDINGS
     In November 1988 certain former employees of the Company instituted a class action suit against the Company and certain other defendants in which the plaintiffs ("Plaintiffs") asserted a variety of claims related to the 1983 ESOP and certain other employee benefit plans maintained by the Company. In March 1992 a judgment in the amount of $15.5 million (including an attorneys' fees award) was entered against the Company with respect to an alleged promise to make additional Company contributions to the 1983 ESOP and all claims unrelated to the alleged promise were dismissed. The Company, the individual defendants and the Plaintiffs appealed.
     On May 6, 1994, the Court of Appeals, sitting EN BANC, affirmed the prior conclusion of a panel of three of its judges and unanimously reversed the $15.5 million judgment and unanimously affirmed all of the District Court's rulings in favor of the Company. However, the Court of Appeals affirmed, by an equally divided court, the District Court's holding that Plaintiffs should be allowed to proceed on an alternative theory whether, subject to proof of detrimental reliance, Plaintiffs could establish that a letter to salaried employees on December 15, 1983 created an enforceable obligation that could allow recovery on a theory of equitable estoppel. Accordingly, the case was remanded to the District Court for a determination of whether the Plaintiffs can establish detrimental reliance creating estoppel of the Company.
     Additional proceedings are under way in the District Court on the issue of detrimental reliance and other issues related to whether the Plaintiffs can prevail on remand. For that reason, and because of the uncertainties inherent in the litigation process, it is not possible to predict the ultimate outcome of this lawsuit. However, the Company intends to continue to defend this matter vigorously, and it is the opinion of the Company's management that this lawsuit, when finally concluded, will not have a material adverse effect on the Company's financial condition.
     To secure the judgment on appeal from the District Court to the Court of Appeals, the Company had deposited in escrow with the trustee of the 1983 ESOP an $8 million letter of credit and 75,330 shares of Class A Preferred Stock valued at $7.5 million which subsequently earned dividends of an additional 11,474 shares valued at $1.2 million. The letter of credit was substituted for an $8 million cash deposit made in April 1992. To record this escrow transaction, the Company increased outstanding Class A Preferred Stock by $8.7 million and established an offsetting contra stockholders' equity account.
     Because the judgment of the District Court was reversed, the escrowed stock and letter of credit were ordered released by order of the District Court entered July 22, 1994. Subsequent to the court's order, the stock was redeemed, the offsetting contra account eliminated and letter of credit terminated. None of these escrow transactions have had an effect on net income or stockholders' equity.
     The Company is a party to various other legal claims and actions incidental to its business. Management believes that none of these claims or actions, either individually or in the aggregate, will have a material adverse effect on the financial condition of the Company.
                                       7

               (McGLADREY & PULLEN, LLP logo here)
          Certified Public Accountants and Consultants


                          INDEPENDENT AUDITOR'S REPORT
TO THE BOARD OF DIRECTORS
CONE MILLS CORPORATION
Greensboro, North Carolina
     We have audited the accompanying consolidated balance sheets of Cone Mills Corporation and subsidiaries as of January 1, 1995 and January 2, 1994 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended January 1, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cone Mills Corporation and subsidiaries as of January 1, 1995 and January 2, 1994, and the results of their operations and their cash flows for each of the three years in the period ended January 1, 1995 in conformity with generally accepted accounting principles.
     As described in Note 12 to the consolidated financial statements, on January 3, 1994 the Company changed its method of accounting for postemployment benefits.
                                         MCGLADREY & PULLEN, LLP
Greensboro, North Carolina
February 10, 1995
                                      F-1

                    CONE MILLS CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
        YEARS ENDED JANUARY 1, 1995, JANUARY 2, 1994 AND JANUARY 3, 1993

                                                                                              1994        1993        1992
                                                                                             (AMOUNTS IN THOUSANDS, EXCEPT
                                                                                                    PER SHARE DATA)
Net Sales (Note 19)......................................................................   $806,167    $769,230    $705,430
Operating Costs and Expenses:
  Cost of sales..........................................................................    642,472     589,314     540,825
  Selling and administrative.............................................................     77,823      73,326      67,554
  Depreciation...........................................................................     23,269      20,991      18,553
                                                                                             743,564     683,631     626,932
Income from Operations...................................................................     62,603      85,599      78,498
Other Income (Expense):
  Interest income........................................................................        614         521       2,621
  Interest expense.......................................................................     (7,924)     (6,950)    (10,938)
  Other income...........................................................................        223         317          --
                                                                                              (7,087)     (6,112)     (8,317)
Income from Continuing Operations before Income Taxes....................................     55,516      79,487      70,181
Income Taxes (Note 13)...................................................................     19,764      29,884      24,782
Income from Continuing Operations........................................................     35,752      49,603      45,399
Gain on Disposal -- Discontinued Operations -- (Net of income tax of $276)
  (Note 21)..............................................................................        439          --          --
Income before Extraordinary Item and Cumulative Effect of Accounting Change..............     36,191      49,603      45,399
Extraordinary Item -- Expenses Related to Early Extinguishment of Debt -- (Net of income
  tax benefit of $1,212).................................................................         --          --      (2,009)
Cumulative Effect of Accounting Change for Postemployment Benefits -- (Net of income tax
  benefit of $772) (Note 12).............................................................     (1,228)         --          --
Net Income...............................................................................   $ 34,963    $ 49,603    $ 43,390
Income Available to Common Shareholders (Note 18):
  Income from Continuing Operations......................................................   $ 33,064    $ 46,808    $ 40,839
  Income before Extraordinary Item and Cumulative Effect of Accounting Change............   $ 33,503    $ 46,808    $ 40,839
  Extraordinary Item.....................................................................         --          --      (2,009)
  Cumulative Effect of Accounting Change.................................................     (1,228)         --          --
Net Income...............................................................................   $ 32,275    $ 46,808    $ 38,830
Earnings Per Share -- Fully Diluted (Note 18):
  Income from Continuing Operations......................................................   $   1.19    $   1.68    $   1.67
  Income before Extraordinary Item and Cumulative Effect of Accounting Change............   $   1.20    $   1.68    $   1.67
  Extraordinary Item.....................................................................         --          --        (.08)
  Cumulative Effect of Accounting Change.................................................       (.04)         --          --
Net Income...............................................................................   $   1.16    $   1.68    $   1.59
Weighted Average Common Shares and Common Share Equivalents Outstanding -- Fully Diluted
  (Note 18)..............................................................................     27,834      27,894      24,470

                See Notes to Consolidated Financial Statements.
                                      F-2

                    CONE MILLS CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                      JANUARY 1, 1995 AND JANUARY 2, 1994

                                                                                                           1994        1993
                                                                                                             (AMOUNTS IN
                                                                                                          THOUSANDS, EXCEPT
                                                                                                         SHARE AND PAR VALUE
                                                                                                                DATA)
ASSETS
Current Assets:
  Cash................................................................................................   $  1,158    $    503
  Accounts receivable -- trade, less provision for doubtful accounts $3,000 (Notes 2 and 19)..........     56,654      44,175
  Inventories (Note 3):
     Greige and finished goods........................................................................     83,377      84,923
     Work in process..................................................................................     15,796      15,968
     Raw materials....................................................................................     19,973      20,612
     Supplies and other...............................................................................     30,274      30,621
                                                                                                          149,420     152,124
  Other current assets................................................................................      6,007       5,542
     Total Current Assets.............................................................................    213,239     202,344
Investments in Unconsolidated Affiliates (Note 4).....................................................     34,294      26,420
Other Assets (Note 6).................................................................................     38,803       3,171
Property, Plant and Equipment:
  Land................................................................................................     20,662      20,758
  Buildings...........................................................................................     79,418      71,942
  Machinery and equipment.............................................................................    284,401     239,846
  Other...............................................................................................     30,581      25,799
                                                                                                          415,062     358,345
  Less accumulated depreciation.......................................................................    177,321     158,669
     Property, Plant and Equipment -- Net.............................................................    237,741     199,676
                                                                                                         $524,077    $431,611
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Notes payable (Note 7)..............................................................................   $ 10,700    $  5,099
  Current maturities of long-term debt (Note 9).......................................................        414         767
  Accounts payable -- trade...........................................................................     38,430      26,746
  Sundry accounts payable and accrued expenses (Note 8)...............................................     39,881      44,231
  Deferred income taxes (Note 13).....................................................................     28,148      27,295
     Total Current Liabilities........................................................................    117,573     104,138
Long-Term Debt (Note 9)...............................................................................    126,108      77,172
Deferred Items:
  Deferred income taxes (Note 13).....................................................................     36,789      36,652
  Other deferred items................................................................................      6,727       3,615
                                                                                                           43,516      40,267
Stockholders' Equity:
  Class A Preferred Stock -- $100 par value; authorized 1,500,000 shares; issued and outstanding
     383,948 shares; 1993, 465,077 shares -- Employee Stock Ownership Plan (Notes 15 and 20)..........     38,395      46,508
  Class A Preferred Stock held in escrow (1993, 81,125 shares) (Notes 15 and 20)......................         --      (8,113)
  Class B Preferred Stock -- no par value; authorized 5,000,000 shares (Note 15)......................         --          --
  Common Stock -- $.10 par value; authorized 42,700,000 shares; issued and outstanding 27,403,621
     shares; 1993, 27,744,783 shares (Notes 15 and 16)................................................      2,740       2,774
  Capital in excess of par............................................................................     71,354      75,397
  Retained earnings...................................................................................    125,771      93,468
  Currency translation adjustment.....................................................................     (1,380)         --
     Total Stockholders' Equity.......................................................................    236,880     210,034
                                                                                                         $524,077    $431,611

                See Notes to Consolidated Financial Statements.
                                      F-3

                    CONE MILLS CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
        YEARS ENDED JANUARY 1, 1995, JANUARY 2, 1994 AND JANUARY 3, 1993

                            CLASS A PREFERRED    CLASS A PREFERRED
                                                                       PARTICIPATING          NONVOTING
                                  STOCK           STOCK -- ESCROW     PREFERRED STOCK       COMMON STOCK          COMMON STOCK
                            SHARES     AMOUNT    SHARES    AMOUNT     SHARES    AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
                                                          (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
Balance, December 29,
 1991.....................  601,874   $ 60,187        --   $ --       635,000   $ 635            --   $--      11,590,456   $1,159
Net Income................       --         --        --       --          --      --            --      --            --      --
Class A Preferred Stock --
 Employee Stock Ownership
   Plan:
 Shares redeemed.......... (274,425)   (27,442)       --       --          --      --            --      --            --      --
 Cash dividends paid......       --         --        --       --          --      --            --      --            --      --
 Shares issued (9.70%
   dividend on shares
   outstanding)...........   56,100      5,610        --       --          --      --            --      --            --      --
 Shares issued for partial
   funding of 1991
   contribution to
   Employee Stock
   Ownership Plan.........      403         40        --       --          --      --            --      --            --      --
 Shares issued to Employee
   Stock Ownership Plan
   Trustee held in Cone
   Mills escrow account...   75,330      7,533   (75,330)  (7,533 )        --      --            --      --            --      --
Participating Preferred
 Stock
 Converted to Common
   Stock:
   Voting.................       --         --        --       --    (511,867)   (512 )          --      --     5,118,669     512
   Nonvoting..............       --         --        --       --    (123,133)   (123 )   1,231,327     123            --      --
Common Stock:
 6,900,000 common shares
   issued in public
   offering...............       --         --        --       --          --      --            --      --     6,900,000     690
 Options exercised........       --         --        --       --          --      --            --      --     3,200,550     320
 Purchase of common
   shares.................       --         --        --       --          --      --            --      --      (373,787)    (37)
Balance, January 3,
 1993.....................  459,282   $ 45,928   (75,330)  $(7,533)        --   $--       1,231,327   $ 123    26,435,888   $2,644
Net income................       --         --        --       --          --      --            --      --            --      --
Class A Preferred Stock --
 Employee Stock Ownership
 Plan:
 Cash dividends paid......       --         --        --       --          --      --            --      --            --      --
 Shares issued (8.0%
   dividend on shares held
   in Cone Mills escrow
   account)...............    5,795        580    (5,795)    (580 )        --      --            --      --            --      --
Nonvoting Common Stock --
 converted to Voting
 Common Stock.............       --         --        --       --          --      --    (1,231,327)   (123 )   1,231,327     123
Common Stock:
 Options exercised........       --         --        --       --          --      --            --      --       100,000      10
 Purchase of common
   shares.................       --         --        --       --          --      --            --      --       (22,432)     (3)
Balance, January 2,
 1994.....................  465,077   $ 46,508   (81,125)  $(8,113)        --   $--              --   $--      27,744,783   $2,774
Net income................       --         --        --       --          --      --            --      --            --      --
Currency translation loss
 (net of income tax
 benefit of $1,002).......       --         --        --       --          --      --            --      --            --      --
Class A Preferred Stock --
 Employee Stock Ownership
 Plan:
 Cash dividends paid......       --         --        --       --          --      --            --      --            --      --
 Shares issued (7.0%
   dividend on shares held
   in Cone Mills escrow
   account)...............    5,679        567    (5,679)    (567 )        --      --            --      --            --      --
 Shares received from
   Employee Stock
   Ownership Plan
   Trustee -- Cone Mills
   escrow account.........  (86,804)    (8,680)   86,804    8,680          --      --            --      --            --      --
 Shares redeemed..........       (4)        --        --       --          --      --            --      --            --      --
Common Stock:
 Options exercised........       --         --        --       --          --      --            --      --        21,000       2
 Purchase of common
   shares.................       --         --        --       --          --      --            --      --      (362,162)    (36)
Balance, January 1,
 1995.....................  383,948   $ 38,395        --   $ --            --   $--              --   $--      27,403,621   $2,740
                            CAPITAL IN               CURRENCY
                              EXCESS     RETAINED   TRANSLATION
                              OF PAR     EARNINGS   ADJUSTMENT
                           <
Balance, December 29,
 1991.....................   $ 10,731    $10,196     $ --
Net Income................         --     43,390           --
Class A Preferred Stock --
 Employee Stock Ownership
   Plan:
 Shares redeemed..........         --         (5 )         --
 Cash dividends paid......         --     (1,009 )         --
 Shares issued (9.70%
   dividend on shares
   outstanding)...........         --     (5,610 )         --
 Shares issued for partial
   funding of 1991
   contribution to
   Employee Stock
   Ownership Plan.........         --         --           --
 Shares issued to Employee
   Stock Ownership Plan
   Trustee held in Cone
   Mills escrow account...         --         --           --
Participating Preferred
 Stock
 Converted to Common
   Stock:
   Voting.................         --         --           --
   Nonvoting..............         --         --           --
Common Stock:
 6,900,000 common shares
   issued in public
   offering...............     62,792         --           --
 Options exercised........      7,084         --           --
 Purchase of common
   shares.................     (5,380)        --           --
Balance, January 3,
 1993.....................   $ 75,227    $46,962     $ --
Net income................         --     49,603           --
Class A Preferred Stock --
 Employee Stock Ownership
 Plan:
 Cash dividends paid......         --     (3,097 )         --
 Shares issued (8.0%
   dividend on shares held
   in Cone Mills escrow
   account)...............         --         --           --
Nonvoting Common Stock --
 converted to Voting
 Common Stock.............         --         --           --
Common Stock:
 Options exercised........        525         --           --
 Purchase of common
   shares.................       (355)        --           --
Balance, January 2,
 1994.....................   $ 75,397    $93,468     $ --
Net income................         --     34,963           --
Currency translation loss
 (net of income tax
 benefit of $1,002).......         --         --       (1,380)
Class A Preferred Stock --
 Employee Stock Ownership
 Plan:
 Cash dividends paid......         --     (2,660 )         --
 Shares issued (7.0%
   dividend on shares held
   in Cone Mills escrow
   account)...............         --         --           --
 Shares received from
   Employee Stock
   Ownership Plan
   Trustee -- Cone Mills
   escrow account.........         --         --           --
 Shares redeemed..........         --         --           --
Common Stock:
 Options exercised........        113         --           --
 Purchase of common
   shares.................     (4,156)        --           --
Balance, January 1,
 1995.....................   $ 71,354    $125,771    $ (1,380)

                See Notes to Consolidated Financial Statements.
                                      F-4

                    CONE MILLS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
        YEARS ENDED JANUARY 1, 1995, JANUARY 2, 1994 AND JANUARY 3, 1993

                                                                                                   1994         1993        1992
                                                                                                       (AMOUNTS IN THOUSANDS)
Cash Flows from Operating Activities:
  Net Income..................................................................................   $  34,963    $ 49,603    $  43,390
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation..............................................................................      23,269      20,991       19,952
    Employee Stock Ownership Plan expense.....................................................          --          --        1,250
    Gain on sale and writedown of property, plant and equipment, net..........................      (2,519)     (1,657)      (1,670)
    Amortization..............................................................................         777         444          959
    Equity in earnings -- unconsolidated affiliate............................................        (223)       (317)          --
    Dividend received -- unconsolidated affiliate.............................................         541          --           --
    Change in assets and liabilities, net of acquisition:
    Decrease (increase) in trade receivables..................................................      (9,577)     13,182       42,050
    Decrease (increase) in inventories........................................................       5,317      (6,363)      (5,013)
    Decrease (increase) in other assets.......................................................      (2,989)     (2,045)         275
    Increase (decrease) in accounts payable and accrued expenses..............................       1,644     (19,299)      14,194
    Increase (decrease) in income taxes payable...............................................          --        (276)      (1,948)
    Increase (decrease) in deferred income taxes..............................................         990       3,771        4,062
    Increase (decrease) in other liabilities..................................................       3,113        (835)      (1,661)
    Net cash provided by operating activities.................................................      55,306      57,199      115,840
Cash Flows from Investing Activities:
  Investments in unconsolidated affiliates....................................................      (9,572)    (26,103)          --
  Acquisition, net of cash acquired*..........................................................     (57,647)         --           --
  Proceeds from sale of property, plant and equipment.........................................       2,903       4,869        6,423
  Capital expenditures........................................................................     (37,494)    (38,712)     (25,398)
    Net cash used in investing activities.....................................................    (101,810)    (59,946)     (18,975)
Cash Flows from Financing Activities:
  Net borrowings (payments) -- short-term loans...............................................       5,601      (1,554)         353
  Principal payments -- long-term debt........................................................     (47,606)    (77,307)    (316,655)
  Proceeds from long-term debt borrowings.....................................................      94,578      77,746      189,246
  Purchase of outstanding capital stock -- Class A Preferred..................................          --          --      (27,442)
  Purchase of outstanding capital stock -- Common.............................................      (2,869)       (358)      (5,417)
  Proceeds from issuance of capital stock -- Common...........................................         115         535       70,886
  Dividends paid -- Class A Preferred.........................................................      (2,660)     (3,097)      (1,009)
    Net cash provided by (used in) financing activities.......................................      47,159      (4,035)     (90,038)
    Net increase (decrease) in cash...........................................................         655      (6,782)       6,827
Cash at Beginning of Period...................................................................         503       7,285          458
Cash at End of Period.........................................................................   $   1,158    $    503    $   7,285
* Acquisition, net of cash acquired:
 Working capital, other than cash.............................................................   $  (1,377)
 Property, plant and equipment................................................................     (23,795)
 Cost in excess of net assets.................................................................     (19,686)
 Other assets.................................................................................     (14,400)
 Long-term debt assumed.......................................................................       1,611
    Net cash used to acquire business.........................................................   $ (57,647)
Supplemental Disclosures of Additional Cash Flow Information:
Cash payments for:
  Interest, net of interest capitalized.......................................................   $   7,703    $  7,125    $  11,100
  Income taxes, net of refunds................................................................   $  17,938    $ 23,926    $  25,011
Supplemental Schedule of Noncash Investing and Financing Activities:
  Stock dividend paid -- Class A Preferred Stock..............................................   $  --        $  --       $   5,610
  Contribution to ESOP -- Class A Preferred Stock.............................................      --           --              40
  Class A Preferred Stock issued..............................................................   $  --        $  --       $   5,650
  Class A Preferred Stock issued to ESOP trustee -- Cone Mills escrow account.................   $  --        $  --       $   7,533
  Stock dividend paid to ESOP trustee for Cone Mills escrow account...........................         567         580           --
  Class A Preferred Stock issued..............................................................   $     567    $    580    $   7,533
  Class A Preferred Stock received from ESOP trustee and closure of escrow account............   $   8,680    $  --       $  --
  Purchase of outstanding capital stock -- Common through incurrence of accounts payable......   $   1,323    $  --       $  --
  Nonvoting Common Stock issued...............................................................   $  --        $  --       $     123
  Common Stock issued.........................................................................      --             123          512
  Participating Preferred Stock converted to common stocks....................................                            $     635
  Nonvoting Common Stock converted to Voting Common Stock.....................................   $  --        $    123

                See Notes to Consolidated Financial Statements.
                                      F-5

                    CONE MILLS CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
  PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts have been eliminated.
  FISCAL YEAR
     The Company's fiscal year ends on the Sunday nearest December 31. The years ended January 1, 1995, and January 2, 1994, contained 52 weeks. The year ended January 3, 1993, contained 53 weeks.
  INVENTORIES
     Substantially all components of textile inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) method. Nontextile inventories are valued at the lower of average cost or market. If current replacement cost had been used for valuing financial statement inventories, that portion of the inventories based on the LIFO method would have been approximately $30,000,000 higher at January 1, 1995, and $20,000,000 higher at January 2, 1994. LIFO inventories valued for financial statement purposes exceed their income tax basis by approximately $83,000,000 at January 1, 1995, and $86,000,000 at January 2, 1994.
  INVESTMENTS IN UNCONSOLIDATED AFFILIATES
     Investments in unconsolidated affiliated companies are accounted for by the equity method. The Company's equity in earnings and currency translation adjustments are recorded on a one quarter delay basis.
  OTHER ASSETS
     Other assets consist primarily of the excess of cost over net assets acquired and trade names, which are carried at cost less accumulated amortization. Costs are amortized using the straight-line method over the estimated useful lives of the related assets, not exceeding twenty years.
  PROPERTY, PLANT AND EQUIPMENT
     Property, plant and equipment is carried at cost. Depreciation is computed by the straight-line method for financial reporting purposes.
  CAPITAL STOCK REDEEMED
     Redemption of capital stock is accounted for by the par value method. Excess of redemption price over par value for Class A Preferred Stock is charged to retained earnings. Excess of purchase price over par value for common stock is charged to capital in excess of par applicable to common shares and to retained earnings thereafter.
  DEFERRED INCOME TAXES
     Deferred income taxes are provided on the difference between the financial reporting and the income tax basis of assets and liabilities, principally inventories, and property, plant and equipment. Balance sheet classification of these deferred income taxes is based upon the classification of the related assets or liabilities that created the temporary differences and does not necessarily reflect the expected timing of the reversals.
NOTE 2. SALE OF ACCOUNTS RECEIVABLES
     On August 11, 1992, the Company entered into an agreement with the subsidiary of a major financial institution, which allows the sale without recourse of up to $40 million of an undivided interest in eligible trade receivables. This agreement was amended on June 30, 1994, which made the agreement extendable to August 1997 and allowed the sale of up to $50 million in eligible trade receivables. The Company acts as an agent for the purchaser by performing record keeping and collections function of receivables sold. The cost of receivables sold by the Company is the commercial paper rate plus 55 basis points calculated for the period of time from the sale of a receivable until its payment date. The resulting cost on the
                                      F-6

                    CONE MILLS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 2. SALE OF ACCOUNTS RECEIVABLES -- Continued sale of receivables is included in cost of sales. Accounts receivable is shown net of $50 million sold at January 1, 1995 and net of $35 million sold at January 2, 1994 under this agreement. Cash flows provided by operating activities for the years 1994, 1993 and 1992 include the sale of accounts receivable of $15 million, $11 million and $24 million, respectively.
NOTE 3. INVENTORY LIQUIDATIONS
     During 1994, 1993 and 1992, certain inventory quantities were reduced, resulting in a liquidation of LIFO inventory layers carried at lower costs prevailing in prior years. The effect of these liquidations increased net earnings by $218,000 in 1994, $303,000 in 1993 and by $1,076,000 in 1992.
NOTE 4. INVESTMENTS IN UNCONSOLIDATED AFFILIATES
     On June 25, 1993, the Company purchased a 20% ownership in Compania Industrial de Parras S.A., ("CIPSA"), the largest denim manufacturer in Mexico. Cost of the initial investment was approximately $24 million. During the fourth quarter of 1994, CIPSA elected to increase capital through the sale of additional shares of capital stock, and the Company retained its 20% ownership level by an additional investment of $6.7 million. The Company accounts for this investment by the equity method.
     The summarized unaudited financial information of CIPSA (100% basis), as adjusted for purchase accounting, is set forth below:
     Financial Information:

                                                                                                                    QUARTER ENDED
                                                                                                    YEAR ENDED        SEPT. 30,
                                                                                                  SEPT. 30, 1994        1993
                                                                                                      (AMOUNTS IN THOUSANDS)
Income statement data
  Net sales....................................................................................      $ 90,648         $  23,128
  Gross profit.................................................................................        17,025             5,669
  Net income...................................................................................         1,114             1,584
  Company's equity in net income...............................................................           223               317

                                                                                                                      SEPT. 30,
                                                                                                  SEPT. 30, 1994        1993
                                                                                                      (AMOUNTS IN THOUSANDS)
Balance sheet data
  Current assets...............................................................................      $ 70,310         $  70,311
  Noncurrent assets............................................................................       178,573            87,657
  Current liabilities..........................................................................       109,409            13,282
  Noncurrent liabilities.......................................................................        30,242            24,121
  Net assets...................................................................................       109,232           120,565
  Company's equity in net assets...............................................................        21,847            24,113

     On January 1, 1995, the carrying value of this investment exceeded by approximately $9.2 million the Company's share in CIPSA's net assets calculated using U.S. generally accepted accounting principles before application of purchase accounting. Approximately $2.4 million of the excess relates to differences between historical costs and fair market values of CIPSA's property, plant and equipment. The remainder is the excess of cost over net assets acquired, net of accumulated amortization, of approximately $6.8 million which is being amortized over a life of 25 years by the straight-line method.
     The Company has also signed agreements dated June 25, 1993, with CIPSA providing for the formation of a joint venture company to build and operate a world-class denim manufacturing facility in Parras, Mexico. The partners plan to invest a total of approximately $50 million, with each partner providing 50% of this investment. The joint venture has signed a credit agreement with a Mexican bank for approximately $63 million of debt financing. This debt is not guaranteed by Cone Mills Corporation or CIPSA. Expenditures on the joint venture began in the third quarter of 1993 and as of January 1, 1995 the Company had invested $5.0 million.
                                      F-7

                    CONE MILLS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 4. INVESTMENTS IN UNCONSOLIDATED AFFILIATES -- Continued
     In December 1994, the Mexican government devalued the peso and allowed it to freely trade against the U.S. dollar resulting in a substantial decline in value of the peso versus the U.S. dollar. On January 1, 1995, the peso was trading at 4.94 pesos per U.S. dollar versus an exchange rate of approximately
3.45 prior to the devaluation. If an exchange rate of 4.94 had been used in the Company's financial statements, the currency translation adjustment would have been a $7.8 million (net of income tax benefit) reduction of stockholders' equity at the end of 1994.
NOTE 5. ACQUISITION
     On December 2, 1994, the Company completed the closing of the acquisition of substantially all of the assets of M.P.M. Transportation, Inc., successor by merger with Golding Industries, Inc. Golding was merged into M.P.M. Transportation, Inc. as of the day immediately preceding the closing. Golding conducted a commission printing operation in Marion, South Carolina that was also known as the Raytex Division ("Raytex"). Raytex prints primarily wide fabrics used in home furnishings, including comforters and bedspreads. The assets purchased consist primarily of a printing plant and related real property, equipment, inventories and receivables.
     The acquisition was accounted for using the purchase method. The purchase price was approximately $63.6 million, consisting of cash in the amount of $57.6 million and assumption of net liabilities of $6.0 million. The excess of the purchase price over the fair value of net assets acquired was $19.7 million. The fair value of net assets acquired included other intangible assets of $14.4 million.
     Raytex's results of operations have been included in the 1994 consolidated financial statements from date of acquisition. The unaudited proforma results of operations for the fiscal years 1994 and 1993, assuming the acquisition occurred as of the beginning of the respective periods, follows:

                                                                                                           1994        1993
                                                                                                             (AMOUNTS IN
                                                                                                          THOUSANDS, EXCEPT
                                                                                                             SHARE DATA)
Net sales.............................................................................................   $845,915    $818,495
Income before cumulative effect of accounting change..................................................     37,902      50,126
Net income............................................................................................     36,674      50,126
Earnings per common share -- fully diluted:
  Income before cumulative effect of accounting change................................................   $   1.27    $   1.70
  Net income..........................................................................................       1.22        1.70

NOTE 6. OTHER ASSETS
     Other assets consist of the following:

                                                                                                           1994        1993
                                                                                                             (AMOUNTS IN
                                                                                                              THOUSANDS)
Excess of cost over net assets acquired...............................................................   $ 19,863    $    177
Trade names...........................................................................................     14,317          17
Other intangible assets...............................................................................      6,838       3,875
                                                                                                         $ 41,018    $  4,069
Less accumulated amortization.........................................................................     (2,567)     (1,788)
  Net intangible assets...............................................................................   $ 38,451    $  2,281
Other assets..........................................................................................        352         890
  Total other assets..................................................................................   $ 38,803    $  3,171

                    CONE MILLS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 7. NOTES PAYABLE
     The Company's real estate subsidiary had unsecured notes payable outstanding of $8,700,000 and $5,099,000 for 1994 and 1993, respectively. These funds are borrowed pursuant to a $15,000,000 bank credit agreement with interest rates, at the borrower's option, of LIBOR plus 2% or the prime rate. The availability of funds under this credit agreement is based upon capital invested in real estate inventory. At January 1, 1995, the Company also had outstanding unsecured notes payable of $2,000,000 at an interest rate of 6.65%.
NOTE 8. SUNDRY ACCOUNTS PAYABLE AND ACCRUED EXPENSES
     Sundry accounts payable and accrued expenses consist of the following:

                                                                                                            1994       1993
                                                                                                              (AMOUNTS IN
                                                                                                               THOUSANDS)
Accrued salaries, wages and commissions.................................................................   $14,414    $15,062
Checks issued in excess of deposits.....................................................................    10,811     12,185
Other...................................................................................................    14,656     16,984
                                                                                                           $39,881    $44,231

NOTE 9. LONG-TERM DEBT
     Long-term debt consists of the following:

                                                                                                       JANUARY 1, 1995
                                                                                                          CURRENT
                                                                                               TOTAL      MATURITY    LONG-TERM
                                                                                                   (AMOUNTS IN THOUSANDS)
8% Senior Note.............................................................................   $ 75,000      $ --      $ 75,000
Revolving Credit Agreement.................................................................     49,000        --        49,000
Capital Lease Obligation...................................................................      1,610       155         1,455
Industrial Revenue Bonds...................................................................        757       224           533
Other......................................................................................        155        35           120
                                                                                              $126,522      $414      $126,108

                                                                                                       JANUARY 2, 1994
                                                                                                          CURRENT
                                                                                               TOTAL      MATURITY    LONG-TERM
                                                                                                   (AMOUNTS IN THOUSANDS)
8% Senior Note.............................................................................   $ 75,000      $ --      $ 75,000
Revolving Credit Agreement.................................................................         --        --            --
Industrial Revenue Bonds...................................................................      1,231       474           757
Other......................................................................................      1,708       293         1,415
                                                                                              $ 77,939      $767      $ 77,172

     Financing arrangements effective August 13, 1992 include a ten year $75 million 8% Senior Promissory Note and a three year $60 million Revolving Credit Agreement. On November 18, 1994, the Revolving Credit Agreement was amended to $80 million and extended to August 13, 1997. Annual principal payments of $10.7 million are required by the Senior Note, beginning August 1996, with the remaining principal amount due August 2002. Borrowings under the Revolving Credit Agreement are at floating rates, determined by either the prime rate, CD Rate, or LIBOR, at the Company's option, plus a margin determined by the Company's capital structure or through a competitive bid. On January 1, 1995, the Company had borrowings under the Revolving Credit Agreement at interest rates ranging from 6.19% to 6.63%.
                                      F-9

                    CONE MILLS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 9. LONG-TERM DEBT -- Continued
     The financing agreements contain certain covenants regarding the operations and financial condition of the Company. The Company was in compliance with all loan covenants on January 1, 1995. The total amount of unused capacity under the Revolving Credit Agreement at January 1, 1995, was $31 million.
     In December of 1994, the Company assumed a capital lease obligation of $1.6 million in connection with the acquisition of substantially all of the assets of Golding Industries, Inc. Golding entered into this lease in June of 1994 with a lease term of five years and an effective interest rate of 10.27%. Equipment with a net book value of $3.6 million secures the lease and is included in property, plant and equipment. Aggregate future minimum lease payments of $2.0 million consist of the present value of mininum payments of $1.6 million and interest expense of $.4 million. Future minimum capital lease payments are:
1995, $237,000; 1996, $472,000; 1997, $472,000; 1998, $472,000; and 1999,
$355,000.
     The Company's industrial revenue bond obligations are at interest rates ranging from 70% to 84% of prime rate and have maturities through 1999.
     The Company also has a long-term obligation of $155,000 at 7% per annum with maturities through 1998.
     Annual maturities of long-term debt, excluding the capital lease obligation, for each of the next five fiscal years are:

1995...................................................................................   $   259,000
1996...................................................................................    10,901,000
1997...................................................................................    59,878,000
1998...................................................................................    10,881,000
1999...................................................................................    10,850,000

NOTE 10. RETIREMENT PLANS
     The Company maintains noncontributory defined benefit pension plans covering substantially all employees. The plan covering salaried employees provides pension benefits based on years of service and average compensation for the highest five consecutive years during the last ten years of service. Plans covering hourly employees and long distance drivers provide benefits based on compensation for each year of service. Pension expense related to these plans was $4,100,000 in 1994, $2,445,000 in 1993 and $1,807,000 in 1992. The Company's
funding policy is to make annual contributions of amounts that are deductible for income tax purposes. Assets of the pension plans are primarily invested in fixed income securities consisting of bond funds and short-term money market or cash equivalent funds.
     Net periodic pension costs for 1994, 1993, and 1992 included the following components:

                                                                                                     1994      1993      1992
                                                                                                      (AMOUNTS IN THOUSANDS)
Service cost, benefits earned during period......................................................   $2,144    $1,284    $1,194
Interest cost on projected benefit obligation....................................................    1,752     1,180       686
Actual loss (return) on assets...................................................................       93      (571)     (262)
Net amortization and deferral....................................................................      111       552       189
                                                                                                    $4,100    $2,445    $1,807

     Assumptions used in determining the periodic pension cost of the pension plans are as follows:

                                                                                                     1994      1993      1992
Discount rate....................................................................................      7.5%      8.5%      8.5%
Average rate of increase in compensation levels..................................................      4.0       4.0       4.5
Expected long-term rate of return on assets......................................................      8.5       9.0       8.0

                    CONE MILLS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 10. RETIREMENT PLANS -- Continued
     The following table sets forth the pension plans' funded status and amounts recognized in the Company's consolidated balance sheets at January 1, 1995 and January 2, 1994:

                                                                                   1994                          1993
                                                                          ASSETS       ACCUMULATED      ASSETS       ACCUMULATED
                                                                          EXCEED        BENEFITS        EXCEED        BENEFITS
                                                                        ACCUMULATED      EXCEED       ACCUMULATED      EXCEED
                                                                         BENEFITS        ASSETS        BENEFITS        ASSETS
                                                                                         (AMOUNTS IN THOUSANDS)
Actuarial present value of accumulated benefit obligation -- vested
  portion............................................................    $   9,449       $ 4,511        $ 5,415        $ 2,472
Actuarial present value of accumulated benefit obligation --
  nonvested portion..................................................        1,261           174            649             20
Accumulated benefit obligation -- total..............................       10,710         4,685          6,064          2,492
Additional amounts related to projected compensation levels..........       12,202         1,068          8,377            133
       Total actuarial projected benefit obligation for service
          rendered to date...........................................       22,912         5,753         14,441          2,625
Less: Plan assets at fair value......................................       11,624         1,749          8,168            159
Projected benefit obligation in excess of plan assets................      (11,288)       (4,004)        (6,273)        (2,466)
Unrecognized net actuarial loss, difference in assumptions and actual
  experience.........................................................       15,067         1,111          7,879            176
Unrecognized prior service cost (income).............................       (1,164)          651           (543)           (28)
Initial unrecognized net liability at date of adoption, being
  recognized over 14-16 years........................................          364           752            512            756
Adjustment to recognize minimum liability through recording an
  intangible asset...................................................       --            (1,446)        --               (734)
Pension related assets (liabilities) included in the consolidated
  balance sheets.....................................................    $   2,979       $(2,936)       $ 1,575        $(2,296)

     Assumptions used in determining the funded status of the pension plans (shown above) are as follows:

                                                                                                                   1994    1993
Discount rate...................................................................................................   8.0%    7.5%
Average rate of increase in compensation levels.................................................................   5.0     4.0

     Listed below are the Company's five defined contribution plans which cover substantially all employees.
     1. The 1983 Employee Stock Ownership Plan ("ESOP")
     2. The Supplemental Retirement Plan ("SRP")
     3. The Supplemental Retirement Plan -- Hourly ("SRP Hourly")
     4. The Employee Equity Plan ("EEP")
     5. The Employee Equity Plan -- Hourly ("EEP Hourly")
     The Company discontinued contributions to the ESOP after 1992. The ESOP is subject to a floor offset arrangement in conjunction with the Company's defined benefit plans with respect to pension benefits earned for service after 1983. Under the floor offset arrangement, retirement benefits earned after 1983 under the Company's three defined benefit pension plans are offset by the actuarial equivalent pension value of a portion of participants' ESOP accounts.
     The 401(k) Program consists of the EEP, EEP Hourly, SRP and the SRP Hourly plans. Participants of the Program may contribute from 2% to 15% of their annual compensation to their respective SRP or to their respective EEP, or their contributions may be divided between the two plans. The Company makes matching cash contributions of 25% to both SRP plans,
                                      F-11

                    CONE MILLS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 10. RETIREMENT PLANS -- Continued
and 50% to both EEP plans. The Company does not match employee contributions in excess of 6% of the employee's annual compensation.
     Expenses for the defined contribution plans are shown below:

                                                                                                       1994     1993     1992
                                                                                                       (AMOUNTS IN THOUSANDS)
ESOP...............................................................................................   $ --      $ --    $1,250
EEP (combined).....................................................................................    1,090     544     1,174
SRP (combined).....................................................................................      630     631     1,149

     The 1992 EEP and SRP expenses include a special discretionary contribution made by the Company.
NOTE 11. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
     The Company provides postretirement health care benefits to certain retired employees between the ages of 55 and 65. These employees become eligible for postretirement health care benefits if they retire after age 55 and have completed 15 years of service. The plan is contributory, with retiree contributions and plan design adjusted annually to reflect changes in health care costs. The Company funds a portion of the actual health care costs.
     The Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," ("FAS 106"), as of the beginning of the 1993 fiscal year. FAS 106 requires accrual of the cost of providing postretirement benefits during the employees' active service periods. The Company's accumulated postretirement benefit obligation ("APBO") at the time of adoption was $4,598,000 and is being amortized to expense over a 20-year transition period. Prior to 1993, the Company recognized retiree health care expense when the benefits were paid. The effect of the change in accounting policy was to reduce net income for 1993 by $405,000.
     The periodic expense for postretirement benefits included the following components:

                                                                                                               1994      1993
                                                                                                                (AMOUNTS IN
                                                                                                                 THOUSANDS)
Service cost for benefits earned during the year...........................................................   $  113    $  188
Interest cost on accumulated benefit obligation............................................................      197       379
Amortization of the unrecognized net gain..................................................................     (130)     --
Amortization of transition obligation......................................................................      230       230
       Total expense.......................................................................................   $  410    $  797

     Postretirement benefit cost recognized in 1992 under the Company's prior accounting policy was $277,000.
     The actuarial and recorded liabilities for postretirement benefits, none of which have been funded, are as follows:

                                                                                                               1994      1993
                                                                                                                (AMOUNTS IN
                                                                                                                 THOUSANDS)
Accumulated postretirement benefit obligation:
  Retirees.................................................................................................   $  571    $  743
  Fully eligible active plan participants..................................................................      703       967
  Other active plan participants...........................................................................    1,466     2,242
     Total.................................................................................................   $2,740    $3,952
Plus unrecognized gain.....................................................................................    2,149     1,080
Less unrecognized transition obligation....................................................................    4,138     4,368
     Accrued postretirement benefit cost...................................................................   $  751    $  664

                    CONE MILLS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 11. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS -- Continued
     For measurement purposes, a 13% annual rate of increase in per capita health care costs of covered benefits was assumed for 1995, with such rate of increase gradually declining to 5.5% in 2003. Increasing the assumed health care cost trend rate by 1 percentage point would increase the accumulated postretirement benefit obligation at January 1, 1995 by $297,000 and increase net periodic postretirement benefit expense by approximately $42,000 in 1994. The accumulated postretirement benefit obligation was computed using an assumed discount rate of 8% for 1994 and 7% for 1993.
NOTE 12. POSTEMPLOYMENT BENEFITS
     The Company provides health care benefits (in excess of Medicare) and life insurance benefits for certain disabled employees and health care continuation coverage for former employees as mandated by law. Presently, the Company pays a portion of the actual costs of these benefits.
     The Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits", as of the beginning of the 1994 fiscal year. This statement requires an accrual method of recognizing postemployment benefits rather than recording an expense when paid. The cumulative effect of this accounting change, included in first quarter 1994 earnings, resulted in a one-time charge to income of $2,000,000 and a reduction in net income of $1,228,000. Additional annual expenses resulting from the implementation of this accounting statement were insignificant.
NOTE 13. INCOME TAXES
     The following tables present the provision for income taxes, the components of income tax expense from continuing operations, a reconciliation of the statutory U.S. income tax rate to the effective income tax rate, and the components and items comprising net deferred income tax liability.
PROVISION (CREDIT) FOR INCOME TAXES (IN THOUSANDS)

                                                                                                 1994       1993       1992
Continuing operations........................................................................   $19,764    $29,884    $24,782
Discontinued operations......................................................................       276         --         --
Extraordinary item...........................................................................        --         --     (1,212)
Cumulative effect of accounting change.......................................................      (772)        --         --
Stockholders' equity, currency translation adjustment........................................    (1,002)        --         --
     Total provision.........................................................................   $18,266    $29,884    $23,570

COMPONENTS OF INCOME TAX EXPENSE FROM CONTINUING OPERATIONS (IN THOUSANDS)

                                            1994                              1993                              1992
                               CURRENT    DEFERRED     TOTAL     CURRENT    DEFERRED     TOTAL     CURRENT    DEFERRED     TOTAL
Federal.....................   $15,928     $1,145     $17,073    $22,303     $3,470     $25,773    $17,447     $3,511     $20,958
State and local.............     2,350        341       2,691      3,810        301       4,111      3,273        551       3,824
     Total provision........   $18,278     $1,486     $19,764    $26,113     $3,771     $29,884    $20,720     $4,062     $24,782

RECONCILIATION TO EFFECTIVE TAX RATE FROM CONTINUING OPERATIONS

                                                                                                           1994    1993    1992
Statutory U. S. tax rate................................................................................   35.0%   35.0%   34.0%
State income taxes, net of federal benefit..............................................................    3.2     3.4     3.6
Tax benefit from foreign sales corporation..............................................................   (2.3)   (1.9)   (1.4)
Impact on deferred taxes from federal tax rate increase.................................................    --      2.1     --
Other...................................................................................................   (0.3)   (1.0)   (0.9)
     Total effective tax rate...........................................................................   35.6%   37.6%   35.3%

                    CONE MILLS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 13. INCOME TAXES -- Continued
COMPONENTS OF NET DEFERRED INCOME TAX LIABILITY (IN THOUSANDS)

                                                                                                 1994       1993       1992
Deferred income tax liabilities..............................................................   $75,391    $75,160    $73,731
Deferred income tax assets...................................................................   (10,454)   (11,213)   (13,555)
Net deferred income tax liability............................................................   $64,937    $63,947    $60,176

     No valuation allowance has been provided due to scheduled reversals of deferred tax liabilities sufficient to offset scheduled reversals of deferred tax assets.
ITEMS COMPRISING NET DEFERRED INCOME TAX LIABILITY (IN THOUSANDS)

                                                                                                 1994       1993       1992
Property, plant & equipment -- principally depreciation......................................   $38,804    $37,538    $37,239
Inventories..................................................................................    32,313     32,853     31,557
Other -- net.................................................................................    (6,180)    (6,444)    (8,620)
Net deferred income tax liability............................................................   $64,937    $63,947    $60,176

NOTE 14. COMMON STOCK OFFERING AND CONVERSION OF PARTICIPATING PREFERRED STOCK On June 25, 1992, the Company received net proceeds of $55.2 million upon consummation of an underwritten public offering for 6,000,000 shares of Common Stock. Pursuant to exercise by the underwriters of a 900,000 share over-allotment option, the Company received additional net proceeds of $8.3 million on July 22, 1992.
     On June 18, 1992, the effective date of the Company's registration statement for its public offering, and in accordance with agreements executed by the Company and each of the holders of its Participating Preferred Stock, all outstanding shares of Participating Preferred Stock were converted into an aggregate of 5,118,669 shares of Common Stock and 1,231,327 shares of Nonvoting Common Stock.
NOTE 15. CAPITAL STOCK
     All Class A Preferred Stock is held by the Cone Mills Corporation 1983 ESOP except shares which were held in escrow and shares held by former participants who elected to receive shares in a distribution of account balances. Class A Preferred Stock is nonvoting, except as otherwise required by law, and is senior in dividend preference to all other classes of capital stock. Class A Preferred Stock has a liquidation preference senior to all other classes of capital stock of $100 per share plus accrued and unpaid dividends.
     Holders of Class A Preferred Stock are entitled to receive dividends on the 31st day of March of each year from funds legally available therefor when, as and if declared by the Board of Directors. The dividend rate is established on March 31 for the succeeding dividend period, and is determined by an independent investment bank or appraisal firm selected by the Board of Directors, subject to confirmation by the ESOP trustee. The dividend rate is determined annually, and is that rate required to make the fair market value of Class A Preferred Stock equal to its original par value. The dividend rate cannot exceed 13% per annum or be less than 7% per annum. Dividends on Class A Preferred Stock are cumulative, but accumulated dividends do not bear interest. Dividend rates for Class A Preferred Stock were 7.0% for 1995, 7.0% for 1994 and 8.0% for 1993.
     Dividends on the Class A Preferred Stock are, at the option of the Board of Directors, paid in cash or by delivery of shares of the Company's Class A Preferred Stock, Common Stock or by delivery of other "qualifying employer securities" of the Company as that term is used, on the date of such delivery, in Section 407 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (or the corresponding section of any future law) or by a combination of the foregoing; provided, however, that on the date of delivery the fair market value of any stock or qualifying employer securities used to pay dividends shall be equal to or greater than the amount of dividends paid therewith. All dividends paid to date on the Class A Preferred Stock have been paid in additional shares of Class A Preferred Stock or cash.
                                      F-14

                    CONE MILLS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 15. CAPITAL STOCK -- Continued
     Class A Preferred Stock held by the 1983 ESOP may be redeemed, in whole or in part, at the option of the Company by a vote of the Board of Directors, at a price equal to the greater of $100 per share or the fair market value thereof, plus dividends accrued and unpaid thereon to the date fixed for redemption. The redemption price shall be paid in cash or by delivery of shares of the Company's Class A Preferred Stock, Common Stock or by delivery of other qualifying employer securities or a combination of the foregoing, at the Company's option; provided, however, that on the date of delivery the fair market value of any stock or other qualifying employer securities used to pay the redemption price shall be equal to or greater than the redemption price (or portion thereof) paid therewith. The fair market value of Class A Preferred Stock was determined to be $99.78 per share at January 1, 1995.
     Purchases of Class A Preferred Stock by the ESOP may be necessary to provide all or part of the pension due under the Company's defined benefit plans pursuant to the floor offset arrangement in connection with the ESOP and to make distributions due to retired or terminated employees. The ESOP is obligated to purchase shares of Class A Preferred Stock from participants and former participants of these plans in accordance with the terms and conditions of the plans, the trust agreements and liquidity agreements thereunder. To the extent the ESOP has insufficient liquidity to make these purchases, it may require the Company to repurchase shares of Class A Preferred Stock. It is within the control of the Company to satisfy the liquidity needs of the ESOP through cash contributions, cash dividends or optional repurchases of the Class A Preferred Stock.
     All outstanding shares of Nonvoting Common Stock were converted to Common Stock during February, 1993. These shares, owned exclusively by unaffiliated shareholders, were converted at the rate of one share of Common Stock for each share of Nonvoting Common Stock. On May 11, 1993, the shareholders approved an amendment to the Company's Restated Articles of Incorporation which removed Nonvoting Common Stock as authorized capital stock. At the same time, Participating Preferred Stock was removed as authorized capital stock.
     The Company is authorized to issue Class B Preferred Stock but it has no Class B Preferred Stock outstanding nor does it have present plans to issue such shares. The Restated Articles of Incorporation provide that the Board of Directors may determine the preferences, limitations and relative rights of the Class B Preferred Stock, including voting rights, which could adversely affect the voting rights of holders of Common Stock. Any Class B Preferred Stock which is authorized and issued shall be junior to Class A Preferred Stock in accordance with the terms of the Restated Articles of Incorporation.
     Holders of Common Stock are entitled ratably, share for share, to dividends, when, as and if declared by the Board of Directors, out of funds legally available therefor. Common Stock is junior to Class A Preferred Stock with respect to dividend preference and may be junior to Class B Preferred Stock depending upon the relative preferences, limitations and relative rights the Board of Directors may determine upon issuance of such Class B Preferred Stock.
     The Common Stock is junior in liquidation preference to the Class A Preferred Stock and may be junior to the Class B Preferred Stock depending upon the relative preferences, limitations and rights the Board of Directors may establish upon issuance of Class B Preferred Stock. After payment in liquidation has been made to the senior capital stock, the remaining assets of the Company would be distributed pro rata among the holders of Common Stock equally on a per share basis. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of holders of Common Stock.
NOTE 16. STOCK OPTION PLAN
     The Company's 1984 Stock Option Plan provides for the granting of options to purchase 5,000,000 shares of Common Stock; such options may be incentive stock options or nonqualified stock options. All of the options granted have been nonqualified stock options with a term of ten years, and such grants included income tax reimbursement in accordance with the terms of the plan. Options are exercisable on a cumulative basis, at a rate of 20% per year beginning in the year of grant. No additional grants will be made under the 1984 Plan.
     The Company has in effect the 1992 Stock Option Plan that permits the granting of options to purchase up to 2,000,000 shares of Common Stock. This plan is substantially identical to the 1984 Stock Option Plan. On February 18, 1993, incentive stock option grants to purchase 500,000 shares of Common Stock at $15.625 per share were made. On November 9, 1994, nonqualified stock option grants to purchase 410,000 shares of common stock at $12.00 per share were made. The 1993 and
                                      F-15

                    CONE MILLS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 16. STOCK OPTION PLAN -- Continued
1994 option grants have a term of ten years and are exercisable, on a cumulative basis, at a rate of 20% in each twelve month period, beginning six months after the date of grant; however, the 1994 options provide that no more than fifty percent (50%) of the shares granted can be exercised in any one calendar year. The 1994 nonqualified option grants have the income tax benefit reimbursement feature.
     On May 10, 1994, the shareholders approved the Company's 1994 Stock Option Plan for non-employee directors which allows the grant of options to purchase an aggregate of 100,000 shares of common stock. A grant of one thousand (1,000) shares is issued on the fifth business day after each annual meeting to each of the non-employee directors. The option price is the last reported sale price on the New York Stock Exchange composite tape on the date of grant. Options granted under the Plan are nonqualified stock option grants with a term of seven years. Grants of 6,000 shares were made on May 17, 1994, at $12.875 per share.
     A summary of activity under the plans follows:

1984 Stock Option Plan:
Option price per share............................................   $   5.25    $   6.50
Outstanding at 1/3/93.............................................    190,200     111,800
Canceled..........................................................     (3,000)         --
Exercised.........................................................    (92,000)     (8,000)
Outstanding at 1/2/94.............................................     95,200     103,800
Exercised.........................................................    (17,000)     (4,000)
Outstanding at 1/1/95.............................................     78,200      99,800
1992 Stock Option Plan:
Option price per share............................................                           $ 15.625    $  12.00
Granted 2/18/93...................................................                            500,000
Outstanding 1/2/94................................................                            500,000
Granted 11/9/94...................................................                                        410,000
Canceled..........................................................                             (8,000)         --
Outstanding at 1/1/95.............................................                            492,000     410,000
1994 Stock Option Plan:
Option price per share............................................                                                   $12.875
Granted 5/17/94...................................................                                                     6,000
Outstanding at 1/1/95.............................................                                                     6,000
Options exercisable at 1/1/95.....................................     78,200      45,900     196,800          --      6,000

NOTE 17. LEASES, COMMITMENTS AND REPAIRS AND MAINTENANCE
     The Company has various leases accounted for as operating leases. Rent expense was $ 5,132,000, $5,053,000 and $4,465,000 for 1994, 1993, and 1992,
respectively. Future minimum rental payments required under lease agreements are $4,289,000 for 1995, $3,755,000 for 1996, $2,268,000 for 1997, $1,911,000 for
1998, $1,550,000 for 1999 and thereafter $1,431,000. Aggregate future minimum rental payments total $15,204,000. Commitments for improvements of and additions to property, plant and equipment were approximately $3,100,000 at January 1, 1995. Operating costs and expenses include repairs and maintenance costs of $34,622,000, $34,680,000 and $32,239,000 for 1994, 1993 and 1992, respectively.
                                      F-16

                    CONE MILLS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 18. EARNINGS PER SHARE

                                                                      1994                  1993                  1992
                                                                           FULLY                 FULLY                 FULLY
                                                               PRIMARY    DILUTED    PRIMARY    DILUTED    PRIMARY    DILUTED
                                                                       (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Income from continuing operations...........................   $35,752    $35,752    $49,603    $49,603    $45,399    $45,399
Less: Class A Preferred dividends...........................    (2,688)    (2,688)    (2,795)    (2,795)    (4,560)    (4,560)
Adjusted income from continuing operations..................    33,064     33,064     46,808     46,808     40,839     40,839
Gain on disposal -- discontinued operations.................       439        439         --         --         --         --
Adjusted income before extraordinary item and cumulative
  effect of accounting change...............................    33,503     33,503     46,808     46,808     40,839     40,839
Extraordinary Item..........................................        --         --         --         --     (2,009)    (2,009)
Cumulative effect of accounting change......................    (1,228)    (1,228)        --         --         --         --
Adjusted net income.........................................   $32,275    $32,275    $46,808    $46,808    $38,830    $38,830
Weighted average common shares outstanding..................    27,728     27,728     27,694     27,694     19,421     19,421
Common share equivalents from assumed exercise of
  outstanding options, less shares assumed
  repurchased...............................................       106        106        192        200      4,864      5,049
Weighted average common shares and common share equivalents
  outstanding...............................................    27,834     27,834     27,886     27,894     24,285     24,470
Earnings per common share and common share equivalent:
  Income from continuing operations.........................   $  1.19    $  1.19    $  1.68    $  1.68    $  1.68    $  1.67
  Income before extraordinary item and cumulative effect of
     accounting change......................................   $  1.20    $  1.20    $  1.68    $  1.68    $  1.68    $  1.67
  Extraordinary item........................................        --         --         --         --       (.08)      (.08)
  Cumulative effect of accounting change....................      (.04)      (.04)        --         --         --         --
  Net income................................................   $  1.16    $  1.16    $  1.68    $  1.68    $  1.60    $  1.59

     Primary and fully diluted earnings per share have been computed by dividing the net earnings available to common stockholders by the sum of the weighted average common shares and common share equivalents outstanding.
     Common shares issued June 18, 1992 have been included from date of issue.
NOTE 19. SEGMENT INFORMATION AND MAJOR CUSTOMERS
     The Company operates in two major segments within the textile industry:
Apparel Fabrics and Home Furnishings. The Company designs, manufactures and markets Apparel Fabrics including denim in various styles, finishes and weights, yarn-dyed and chamois flannel shirting fabrics, printed fabrics and synthetic sportswear fabrics. The Home Furnishings segment consists of the design and distribution of decorative fabrics for the home furnishings industry, and decorative fabrics commission dyeing, printing and finishing services. This segment also includes polyurethane foam products, batting, cushions, carpet padding, and the distribution of furniture hardware. For reporting purposes, real estate operations are included in the Home Furnishings segment.
     The Company has no foreign operations. Sales to unaffiliated foreign customers, principally in Europe, were 17.6% of sales from continuing operations in 1994, 17.2% in 1993 and 16.1% in 1992. Cone has one unaffiliated customer which accounted for more than 10% of consolidated sales from the Apparel Fabrics segment. Sales to this customer, as a percentage of sales from continuing operations, were 33.9% in 1994, 35.3% in 1993 and 37.9% in 1992. At January 1, 1995, this customer had an outstanding accounts receivable balance with the Company of approximately $17.9 million. The Company has not incurred any losses in past years related to this customer's accounts receivable.
                                      F-17

                    CONE MILLS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 19. SEGMENT INFORMATION AND MAJOR CUSTOMERS -- Continued
     Operating profit for each segment is total revenue less operating expenses applicable to that segment. General corporate expenses, interest, income taxes, gains from discontinued operations, extraordinary items and cumulative effect of accounting changes are not included in segment operating income. General corporate expenses include certain executive officers salaries, legal expenses, bank fees and charitable contributions. Intersegment sales and transfers are considered insignificant. Corporate assets include cash, administrative facilities, deferred charges, and miscellaneous receivables.
Segment Information
     The Company operates in two major industry segments: products for apparel and home furnishings. Sales, operating income, identifiable assets, depreciation and capital expenditures for these segments are as follows:

                                                                                              1994        1993        1992
                                                                                                 (AMOUNTS IN THOUSANDS)
Sales
  Apparel................................................................................   $600,477    $575,800    $520,019
  Home Furnishings.......................................................................    205,690     193,430     185,411
     Total...............................................................................   $806,167    $769,230    $705,430
Operating Income
  Apparel................................................................................   $ 47,498    $ 68,828    $ 67,382
  Home Furnishings.......................................................................     18,970      19,470      16,317
                                                                                              66,468      88,298      83,699
General corporate expenses...............................................................      3,865       2,699       5,201
Interest expense -- net..................................................................      7,310       6,429       8,317
Other income.............................................................................       (223)       (317)         --
                                                                                              10,952       8,811      13,518
Income from continuing operations before income taxes....................................   $ 55,516    $ 79,487    $ 70,181
Operating Margin
  Apparel................................................................................        7.9%       12.0%       13.0%
  Home Furnishings.......................................................................        9.2        10.1         8.8
     Total...............................................................................        8.2%       11.5%       11.9%
Identifiable Assets
  Apparel................................................................................   $324,223    $295,832    $268,872
  Home Furnishings.......................................................................    182,510     113,780     104,039
  Corporate..............................................................................     17,344      16,227      20,888
  Discontinued Operations................................................................         --       5,772       8,149
     Total...............................................................................   $524,077    $431,611    $401,948
Depreciation
  Apparel................................................................................   $ 17,913    $ 16,518    $ 14,634
  Home Furnishings.......................................................................      4,122       3,376       2,893
  Corporate..............................................................................      1,234       1,097       1,026
     Total...............................................................................   $ 23,269    $ 20,991    $ 18,553
Capital Expenditures
  Apparel................................................................................   $ 25,234    $ 28,083    $ 17,590
  Home Furnishings.......................................................................      9,077       8,927       5,993
  Corporate..............................................................................      3,183       1,702       1,815
     Total...............................................................................   $ 37,494    $ 38,712    $ 25,398

                    CONE MILLS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 20. LITIGATION AND CONTINGENCIES
     In November 1988, William J. Elmore and Wayne Comer (the "Plaintiffs"), former employees of the Company, instituted a class action suit against the Company and Wachovia Bank & Trust Company, N.A. ("Wachovia") and certain current and former employees of the Company and Wachovia. The suit was brought on behalf of salaried employees of the Company who were participants in certain Company retirement plans. The Plaintiffs asserted a variety of claims related to actions taken and statements made concerning certain employee benefit plans maintained by the Company.
     On March 20, 1992, the United States District Court in Greenville, South Carolina, entered a judgment finding that the Company had promised to contribute certain surplus funds (or their equivalent in Company stock) relating to the overfunding of the Company's pension plans to the 1983 ESOP by December 23, 1985, that such surplus amounted to $69 million, that the Company's actual contribution totaled approximately $55 million, and that the Company and certain of its executive officers therefore had breached their fiduciary duties under the Employee Retirement Income Security Act of 1974 ("ERISA") to certain participants in the 1983 ESOP. The District Court ordered the Company to pay to the 1983 ESOP for the benefit of plan participants, both salaried and hourly, the sum of $14.2 million in cash or the equivalent in Company stock. In addition, the District Court awarded $3.5 million in attorneys' fees to the Plaintiffs, $2.2 million of which was to be paid from the sum awarded to the 1983 ESOP. Judgment was entered in favor of the defendants on all remaining claims except for claims relating to the ESOP contribution.
     On March 20, 1992, the Company and the individual defendants appealed the District Court's judgment against them to the United States Court of Appeals for the Fourth Circuit. On April 2, 1992, the Plaintiffs appealed the District Court's judgment to the Court of Appeals insofar as it dismissed certain of their claims. To secure the judgment on appeal the Company had deposited in escrow with the trustee of the 1983 ESOP an $8 million letter of credit and 75,330 shares of Class A Preferred Stock valued at $7.5 million which subsequently earned dividends of an additional 11,474 shares valued at $1.2 million. To record these escrow transactions, the Company increased outstanding Class A Preferred Stock by $8.7 million. The increase in outstanding Class A Preferred Stock was offset by a contra stockholders' equity account labeled "Class A Preferred Stock held in escrow." These escrow account transactions did not have an effect upon net income or stockholders' equity of the Company.
     On May 6, 1994, the Court of Appeals, sitting EN BANC, affirmed the prior conclusion of a panel of three of its judges and unanimously reversed the $15.5 million judgment and unanimously affirmed all of the District Court's rulings in favor of the Company. However, the Court of Appeals affirmed, by an equally divided court, the District Court's holding that Plaintiffs should be allowed to proceed on an alternative theory whether, subject to proof of detrimental reliance, Plaintiffs could establish that a letter to salaried employees on December 15, 1983 created an enforceable obligation that could allow recovery on a theory of equitable estoppel. Accordingly, the case was remanded to the District Court for a determination of whether the Plaintiffs can establish detrimental reliance creating estoppel of the Company.
     Additional proceedings are under way in the District Court on the issue of detrimental reliance and other issues related to whether the Plaintiffs can prevail on remand. For that reason, and because of the uncertainties inherent in the litigation process, it is not possible to predict the ultimate outcome of this lawsuit. However, the Company intends to continue to defend this matter vigorously, and it is the opinion of the Company's management that this lawsuit, when finally concluded, will not have a material adverse effect on the Company's financial condition.
     Because judgment of the District Court was reversed, the escrowed stock and letter of credit were ordered released by order of the District Court entered July 22, 1994. Subsequent to the court's order, the stock was redeemed, the offsetting contra account eliminated and letter of credit terminated. None of these escrow transactions had an effect on net income or stockholders' equity.
                                      F-19

                    CONE MILLS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 21. DISCONTINUED OPERATIONS
     The Company adopted a plan to discontinue and liquidate its corduroy and other bottomweight continuous piece-dyed fabrics product line in December 1991. During 1992 and 1993 the Company continued to accommodate customers, liquidate inventory, and collect receivables. Revenues for 1993 and 1992 were $4,814,000 and $62,036,000, respectively. Actual losses for 1993 and 1992 were consistent with the estimates provided for these years, and no gain nor additional loss was recognized for these periods. On January 4, 1994, the Company completed the sale of all remaining assets identified with discontinued operations. Proceeds from this sale of inventories were $3,500,000 and resulted in net income of $439,000. This transaction concluded the Company's 1991 Plan for Discontinued Operations.
NOTE 22. FAIR VALUE OF FINANCIAL INSTRUMENTS AND DERIVATIVES
     The Company has estimated the fair value amounts of financial instruments as required by SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", using market information and appropriate valuation methodologies. The valuation of long-term debt is based on current rates for similar debt maturities that the Company expects it could obtain in present financial markets. It is estimated that the carrying value of all of the Company's financial instruments, including long-term debt, approximated fair value at January 1, 1995 and January 2, 1994.
     The Company purchases cotton futures for the purpose of managing its raw material costs. On January 1, 1995, no cotton futures were held by the Company, and for each of the fiscal years presented gains or losses charged to cost of sales have been less than $200,000. In addition to cotton, from time to time the Company hedges foreign currency transactions and interest rates.
                                      F-20

                    CONE MILLS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE 23. QUARTERLY FINANCIAL DATA (UNAUDITED)
Summarized quarterly financial data for years 1994 and 1993:

                                                                                               QUARTERS ENDED
                                                                                APR. 3,     JUL. 3,     OCT. 2,     JAN. 1,
                                                                                  1994        1994        1994        1995
                                                                                      (IN THOUSANDS, EXCEPT PER SHARE)
Net sales....................................................................   $195,919    $201,662    $203,475    $205,111
Gross profit (1).............................................................     36,536      36,232      33,722      33,936
Income from operations.......................................................     17,583      16,905      14,790      13,325
Income from continuing operations............................................     10,025       9,847       8,559       7,321
Gain on discontinued operations..............................................        439          --          --          --
Income before cumulative effect of accounting change.........................     10,464       9,847       8,559       7,321
Cumulative effect of accounting change.......................................     (1,228)         --          --          --
Net income...................................................................   $  9,236    $  9,847    $  8,559    $  7,321
Per share data (fully diluted):
Income from continuing operations............................................   $    .34    $    .33    $    .28    $    .24
Income before cumulative effect of accounting change.........................   $    .35    $    .33    $    .28    $    .24
Net income...................................................................   $    .31    $    .33    $    .28    $    .24
Weighted average shares outstanding..........................................     27,866      27,858      27,853      27,760
Common stock prices*
  High.......................................................................     17 1/4      14 5/8      14 7/8      13 1/2
  Low........................................................................     13 1/2          12      12 3/8      11 1/8

                                                                                               QUARTERS ENDED
                                                                                APR. 4,     JUL. 4,     OCT. 3,     JAN. 2,
                                                                                  1993        1993        1993        1994
                                                                                      (IN THOUSANDS, EXCEPT PER SHARE)
Net sales....................................................................   $195,035    $202,515    $192,644    $179,036
Gross profit (1).............................................................     41,839      40,320      39,623      37,143
Income from operations.......................................................     21,593      23,365      21,669      18,972
Net income...................................................................   $ 12,619    $ 13,668    $ 11,809    $ 11,507
Per share data (fully diluted):
Net income...................................................................   $    .42    $    .47    $    .40    $    .39
Weighted average shares outstanding..........................................     27,877      27,936      27,889      27,911
Common stock prices*
  High.......................................................................     19 5/8      19 1/4          18      17 5/8
  Low........................................................................     13 3/8      15 7/8      14 5/8      14 3/8

     The number of holders of record of the Company's Common Stock as of February 23, 1995 was 572.
     *New York Stock Exchange Composite Tape.
     (1) Net sales less cost of sales and depreciation
     No dividends have been declared on Common Stock since 1984 and the Company anticipates that its earnings for the foreseeable future will be retained for use in its business and to finance growth. Payment of cash dividends in the future will depend upon the Company's financial condition, results of operations, current and anticipated capital requirements, and other factors deemed relevant by the Company's Board of Directors.
                                      F-21

                                   SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
                                         CONE MILLS CORPORATION
                                         (Registrant)

March 1, 1995                                                    By: /s/                   JOHN L. BAKANE
                                                                 JOHN L. BAKANE
                                                                 EXECUTIVE VICE PRESIDENT